EXHIBIT 10.28
PURCHASER’S RIGHTS AND VOTING AGREEMENT
This PURCHASER’S RIGHTS AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2011, by and among Middlefield Banc Corp., an Ohio corporation (the “Company”), Bank Opportunity Fund LLC, a Delaware limited liability company (including its permitted transferees or assigns, the “Purchaser”), and each of the Persons listed on Schedule I attached hereto, who currently serves as an officer or a director of the Company (each, an “Existing Shareholder” and collectively, the “Existing Shareholders”). The Parties hereto other than the Company are referred to individually as a “Shareholder” and collectively as “Shareholders.” The Purchaser, the Existing Shareholders and the Company are referred to individually as a “Party” and collectively as the “Parties.” This Agreement shall become effective as of the Closing (as defined therein) of that certain Stock Purchase Agreement, dated as of August 15, 2011, as amended (the “Stock Purchase Agreement”), by and between the Company and the Purchaser.
RECITALS
A. The Company and the Purchaser are parties to the Stock Purchase Agreement pursuant to which the Company has agreed to issue and sell, and the Purchaser has agreed to purchase, shares of the Company’s Common Stock, without par value (the “Common Stock”); and
B. The Company’s and the Purchaser’s respective obligations under the Stock Purchase Agreement are conditioned upon the execution and delivery of this Agreement.
C. The Company is the sole shareholder of The Middlefield Banking Company and Emerald Bank, each of which is an Ohio chartered commercial bank (each, a “Bank”).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
VOTING
Section 1.01 Agreement to Vote. The Purchaser, as a holder of Common Stock, hereby agrees to vote: (a) all of the shares of Common Stock registered in its name and (b) as of the date of any given vote, any other voting securities (or voting rights associated with any other securities) of the Company that the Purchaser holds (hereinafter collectively referred to as the “Purchaser Shares”) at regular and special meetings of the Company’s shareholders (or by written consent) in accordance with the provisions of this Agreement. Each Existing Shareholder, as a holder of Common Stock, hereby agrees on behalf of itself, its Affiliates and any permitted transferee or assignee of any such shares of Common Stock, to vote, and to cause its Affiliates to vote: (x) all of the shares of Common Stock registered in its name and (y) as of the date of any vote, any other voting securities (or voting rights associated with any other securities) of the Company that such Existing Shareholder holds (hereinafter collectively referred to as the “Shareholder Shares”) at regular and special meetings of the Company’s shareholders (or by written consent) in accordance with the provisions of this Agreement. The Purchaser Shares and Shareholder Shares are collectively referred to herein as the “Shares.”

Section 1.02 Manner of Voting. The voting of the Shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by the laws of the State of Ohio.
Section 1.03 Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.
ARTICLE II
BOARD OF DIRECTORS
Section 2.01 Size of Board of Directors. Subject to the Company’s Code of Regulations and the resolutions of the Company’s Board of Directors (the “Board”), the Purchaser and the Existing Shareholders shall vote in accordance with Section 1.01 to ensure that the size of the Board be set and remain at a sufficient number to accommodate Section 2.02. Subject to each Bank’s Code of Regulations and the resolutions of each Bank’s board of directors, the Company, as the sole shareholder of each Bank, shall ensure that the size of the board of directors of each Bank be set and remain at a sufficient number to accommodate Section 2.02.
Section 2.02 Election of Directors; Board Representation. The Purchaser and the Existing Shareholders agree that, at the first annual meeting after the closing of the transaction contemplated by the Stock Purchase Agreement, and, for as long as the Company has a classified board or otherwise, at each annual meeting of the Company’s shareholders or at any other meeting of the Company’s shareholders at which members of the Board are to be elected, or whenever members of the Board are to be elected by written consent, in each case where the director allocated to Purchaser is up for election, so long as the Purchaser owns at least 5% of the outstanding voting securities of the Company, the Purchaser and Existing Shareholders shall vote or act with respect to all of their Shares so as to elect that one director designated by Purchaser to serve on the Board. Such initial director shall be Eric D. Hovde (the “Purchaser Director”). The Company, as the sole shareholder of each Bank, further agrees to elect the Purchaser Director to the board of directors of each Bank. The Purchaser Director shall hold office until the next meeting or the next consent of the Company’s shareholders at which such director is up for election (or in the case of each Bank, until the next consent of the Company as the sole shareholder of the applicable Bank is needed for such election) and until such Purchaser Director’s successor is duly elected and qualified, or until such Purchaser Director’s earlier resignation or removal, in accordance with the Company’s bylaws (or in the case of each Bank, in accordance with the bylaws of the applicable Bank).
Section 2.03 Board Committees. The Company, the Purchaser and the Existing Shareholders hereby agree to take any and all action necessary so as to cause the Purchaser Director to be appointed to the executive committee of the Board, should one exist. The Company hereby agrees to take any and all action necessary so as to cause the Purchaser Director to be appointed to the executive committee of the board of directors of each Bank, should one exist.
Section 2.04 Certain Resignations or Removals. A Purchaser Director shall immediately resign from the Board and the board of directors of each Bank if: (a) any party or parties having the right to designate and elect a director pursuant to Section 2.02 hereof requests the resignation or removal of the Purchaser Director so designated and elected, with or without cause or (b) such Purchaser Director is no longer entitled to be a director pursuant to Section 2.02 hereof. In either case, if such Purchaser Director fails to resign from the Board or the board of directors of each Bank, the Purchaser or Existing Shareholders shall have the right to cause the Company to call a special meeting of shareholders for the purpose of removing such Purchaser Director from the Board, the Purchaser and each Existing Shareholder shall vote all of their respective Shares entitled to vote at such meeting in favor of the removal of such Purchaser Director, and the Company shall execute a consent to remove such Purchaser Director from the board of directors of each Bank.

Section 2.05 Filling Vacancies. In the event of a Purchaser Director’s resignation, death, removal or disqualification, the party who had the right to designate such Purchaser Director pursuant to Section 2.02 hereof shall promptly designate a new Purchaser Director and, after written notice of the designation has been given by such party to each of the parties hereto, the Purchaser and each Existing Shareholder shall vote their respective Shares to elect such nominee to the Board, and the Company shall execute a consent to elect such nominee to the board of directors of each Bank.
Section 2.06 No Liability for Election of Purchaser Director. Neither the Company, the Purchaser, the Existing Shareholders, nor any officer, director, shareholder, partner, member, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board or the board of directors of either bank by virtue of such party’s execution of this Agreement or by the act of such party in voting for such designee pursuant to this Agreement.
Section 2.07 Conflicts of Interest.
(a) The Existing Shareholders and the Company recognize that the Purchaser, its Affiliates and the Purchaser Director elected or appointed to the Board or the board of directors of each Bank (or any committee thereof) by the Purchaser: (i) have participated, directly or indirectly, and will continue to participate in venture capital and other direct investments in corporations, partnerships, joint ventures, limited liability companies and other Persons and other similar transactions, (ii) may have interests in, participate with, aid and maintain seats on the board of directors of other such entities and (iii) may develop opportunities for such entities. The Existing Shareholders and the Company acknowledge that the Purchaser Director elected or appointed by the Purchaser to the Board or the board of directors of each Bank (or any committee thereof) may encounter business opportunities that the Company, its shareholders, or each Bank may desire to pursue, and that such opportunities may include, but shall not be limited to, identifying, pursuing and investing in entities, engaging broker-dealers and investment banking firms to perform certain services including, but not limited to, acting as underwriters or placement agents in securities offerings and obtaining investment funds from institutional and private shareholders or others.
(b) The Existing Shareholders and the Company agree that the Purchaser and the Purchaser Director elected or appointed by the Purchaser to the Board or the board of directors of each Bank (or any committee thereof) shall have no obligation to the Company or either Bank, the Existing Shareholders, or to any other Person to present any such business opportunity to the Company or either Bank before presenting and/or developing such opportunity with any other Persons, other than such opportunities presented to any such director for the Company’s or either Bank’s benefit in his or her capacity as a director of the Company or either Bank.
Section 2.08 No Limitation on Other Voting Rights. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Purchaser from acting in its sole discretion on any matter other than those referred to in this Agreement.

ARTICLE III
LOCK-UP; APPROVAL OF DIRECTORS
Section 3.01 Restriction on Transfer; Term. The Existing Shareholders who are currently officers and directors of the Company and identified on Schedule II attached hereto hereby agree with the Company that they will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company), directly or indirectly, any of their shares of Common Stock from the period commencing on the Closing Date of the Stock Purchase Agreement and expiring on the date that is twelve (12) months after such Closing Date (the “Restricted Period”).
Section 3.02 Ownership. During the Restricted Period, the Existing Shareholders who are currently officers and directors of the Company and identified on Schedule II shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.
Section 3.03 Approval of Directors. Each of the Existing Shareholders who are directors of the Company hereby agrees to vote in favor of approving the Stock Purchase Agreement and the transactions set forth therein. The directors of the Company agree that they shall be bound by Section 4.04 of the Stock Purchase Agreement when acting in their capacity as directors.
ARTICLE IV
CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS; CONDITIONS
Section 4.01 Ownership, Authority, Etc. Each Existing Shareholder represents and warrants that: (a) such Existing Shareholder now owns its Shareholder Shares, free and clear of all liens and encumbrances, and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement relating to its Shareholder Shares and (b) such Existing Shareholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Existing Shareholder.
Section 4.02 No Voting or Conflicting Agreements. No Existing Shareholder, nor any of its respective Affiliates, shall: (a) except as contemplated by Section 4.03 hereof, grant any proxy, (b) enter into or agree to be bound by any voting trust, (c) enter into any shareholder agreements or arrangements of any kind with any Person that is not a Party to this Agreement (whether or not such agreements or arrangements are with other shareholders of the Company that are not a Party to this Agreement) or (d) act, for any reason, as a member of a group or in concert with any other Persons in any manner which is inconsistent with the provisions of this Agreement.
Section 4.03 Covenant to Vote. The Purchaser and each Existing Shareholder shall appear in person or by proxy at any annual or special meeting of the Company’s shareholders for the purpose of obtaining a quorum, and shall vote their Shares upon any matter submitted to the Company’s shareholders in a manner not inconsistent or in conflict with, and to implement, the terms of this Agreement and the Stock Purchase Agreement. In the event of an annual or special meeting of the Company’s shareholders called for the purpose of voting on the election of directors, the Purchaser and each Existing Shareholder shall vote their Shares, either in person or by proxy, in favor of the election of directors nominated in accordance with Section 2.02 hereof.

Section 4.04 Covenants of the Company.
(a) The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the Parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s best efforts to cause the designation and election of the directors as provided under Section 2.02 hereof. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by either: (i) the holders of a majority of the Purchaser Shares then outstanding in order to protect the rights of the Purchasers hereunder against impairment or (ii) the holders of a majority of the Shareholder Shares then outstanding in order to protect the rights of the Existing Shareholders against impairment.
(b) The Company, by its execution hereof, agrees that it will cause the certificates evidencing the shares of the Company’s capital stock subject to this Agreement to bear the legend required by Section 4.05 hereof, and that it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of the Company’s capital stock subject to this Agreement upon such holder’s written request to the Company. The parties hereto agree, however, that the Company’s failure to cause the certificates evidencing the shares of the Company’s capital stock subject to this Agreement to bear the legend required by Section 4.05 hereof and/or to supply, free of charge, a copy of this Agreement as provided under this Section 4.04, shall not affect the validity or enforcement of this Agreement.
Section 4.05 Legend on Share Certificates. Each certificate representing any shares of the Company’s capital stock subject to this Agreement, and any certificates representing shares of the Company’s capital stock which may be issued in the future to Existing Shareholders or to the Purchaser, shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”
Section 4.06 Regulatory Approvals. This Agreement is subject to the parties receiving all necessary approvals, consents or non-objections from the regulatory authorities on such terms and conditions reasonably satisfactory to the parties and the Closing of the Stock Purchase Agreement.

ARTICLE V
MISCELLANEOUS
Section 5.01 Term. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) a Qualified Public Offering (as defined in Section 5.12 hereof), (b) the date as of which the Parties hereto terminate this Agreement by the written consent of (i) the Purchaser and (ii) the holders of a majority of the Shareholder Shares then outstanding, and (c) the twenty-fifth anniversary from the effective date hereof.
Section 5.02 Entire Agreement. This Agreement, together with the Schedules hereto, the Stock Purchase Agreement and any certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. There are no third party beneficiaries having rights under or with respect to this Agreement.
Section 5.03 Binding Effect; New Shareholders; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns. The Existing Shareholders and the Company shall use their best efforts to ensure that any Persons that become shareholders of the Company become a party to this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. This Agreement, and the rights and obligations of the Purchaser hereunder, may (but are not required to) be assigned by the Purchaser to any Person to which Purchaser Shares are transferred in accordance with this Agreement by the Purchaser, and following any such transfer, “Purchaser” (as used in this Agreement) shall be deemed to include such transferee (and any rights or obligations that the Purchaser may have under this agreement shall be exercised by a majority of such Persons that constitute the “Purchaser”). If Purchaser does not elect to transfer its rights and obligations hereunder in connection with any transfer of Purchaser Shares, such transferee shall be deemed to be an “Existing Shareholder” for the purposes of this Agreement. This Agreement, and the rights and obligations of the Existing Shareholders hereunder, shall be transferred to any Person to which Shareholder Shares are transferred in accordance with this Agreement by an Existing Shareholder and, notwithstanding anything to the contrary in this Agreement, no transfer of Shareholder Shares (other than any acquisition of such shares by the Purchaser) by any Existing Shareholder shall be effective unless the transferee shall have executed and delivered an Adoption Agreement substantially in the form attached hereto as Exhibit A.
Section 5.04 Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):
If to the Purchaser:
Bank Opportunity Fund I LLC
1826 Jefferson Place, NW
Washington, DC 20036
Phone: 202-822-8117
Fax: 202-775-8365
Attn: Joseph Thomas
with a copy to (which does not constitute notice):
Perry & Associates PLLC
1826 Jefferson Place, NW
Washington, DC 20036
Phone: (202) 822-8117
Fax: (202) 775-8365
Attn: Richard J. Perry, Jr.

If to the Company:
Middlefield Banc Corp.
15985 East High Street
Middlefield, Ohio 44062
Phone: 440-632-1666
Fax: 440-632-1700
Attn: Thomas G. Caldwell
with a copy to (which does not constitute notice):
Grady & Associates
20950 Center Ridge Road
Suite 100
Rocky River, Ohio 44116
Phone: (440) 356-7255
Fax: (440) 356-7254
Attn: Francis X. Grady
All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.
Section 5.05 Specific Performance; Remedies. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
Section 5.06 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to any choice of law principles.
Section 5.07 Amendments. Other than with respect to amendments to Schedule I hereto, which may be amended by the Company to reflect Existing Shareholders or permitted transfers, this Agreement may not be amended or modified without the written consent of the Company, the holders of at least a majority of the Purchaser Shares then outstanding and by the holders of at least a majority of the Shareholder Shares then outstanding.

Section 5.08 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.
Section 5.09 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.
Section 5.10 Aggregation of Stock. All shares of Common Stock owned or acquired by the Purchaser or its Affiliated entities or persons (assuming full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities into Common Stock) shall be aggregated together for the purpose of determining the availability of any right under this Agreement.
Section 5.11 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated by reference herein and made a part hereof.
Section 5.12 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Affiliate” of a Person means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such other Person. For purposes of this definition, the term “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Person” means any individual, firm, corporation, company, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any heir, successor (by merger or otherwise), or assign of any such individual or entity.
“Qualified Public Offering” shall mean a firm commitment underwritten public offering pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, that results in net cash proceeds to the Company (after deducting applicable underwriting discounts and commissions) of not less than $25 million in the aggregate.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY: MIDDLEFIELD BANC CORP.
By:
	Name:	Thomas G. Caldwell
	Title:	President and Chief Executive Officer

PURCHASER: BANK OPPORTUNITY FUND I LLC
By:	Bank Acquisitions LLC, its managing member

By:
	Name:	Eric D. Hovde
	Title:	Managing Member

EXISTING SHAREHOLDERS:

SCHEDULE I
EXISTING SHAREHOLDERS

SHAREHOLDER NAME	SHARES OF COMMON STOCK

Directors

Officers

SCHEDULE II
EXISTING SHAREHOLDERS SUBJECT TO ARTICLE III

SHAREHOLDER NAME	SHARES OF COMMON STOCK

Directors

Officers

EXHIBIT A
ADOPTION AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Purchaser’s Rights and Voting Agreement dated as of                     , 2011 (the “Agreement”) by and among the Company and certain of its shareholders. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:
(a) Acknowledgment. The Transferee acknowledges that the Transferee is acquiring certain shares of the capital stock of the Company (the “Stock”), subject to the terms and conditions of the Agreement.
(b) Agreement. The Transferee: (i) agrees that the Stock acquired by the Transferee, and any Stock acquired by the Transferee in the future, shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if the Transferee were originally a party thereto.
(c) Notice. Any notice required or permitted by the Agreement shall be given to the Transferee at the address listed beside the Transferee’s signature below.
EXECUTED AND DATED this            day of                     ,      .

TRANSFEREE:

Name:
Title:
Address:
Facsimile:
Accepted and Agreed:

MIDDLEFIELD BANC CORP.

By:

Name:
Title: